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                                                                      EXHIBIT 11

SUPERVALU INC. and Subsidiaries
Computation of Earnings Per Common Share
(unaudited)

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                                                                                    First Quarter Ended
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(In thousands, except per share amounts)                                        June 15, 2002    June 16, 2001
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
Earnings per share - basic
  Earnings available to common shareholders                                        $ 77,155        $ 56,968

  Weighted average common shares outstanding                                        133,812         132,493
  Earnings per share - basic                                                       $    .58        $    .43


Earnings per share - diluted
  Earnings available to common shareholders                                        $ 77,155        $ 56,968

  Weighted average common shares outstanding                                        133,812         132,493
  Dilutive impact of options outstanding                                              2,327              83
                                                                                   --------        --------
  Weighted average common shares and potential
       dilutive shares outstanding                                                  136,139         132,576
  Earnings per share - dilutive                                                    $    .57        $    .43
                                                                                   --------        --------
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Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.